10f-3 REPORT

                            TRAVELERS SEREIS TRUST
                        CONVERTIBLE SECURTIES PORTFOLIO

                 June 1, 2003 through December 30, 2003

                     Trade                                           % of
Issuer               Date    Selling Dealer      Amount    Price  Issue(1)

ElectronicData ,6/25/2003Banc of America Securities$500,000 $100.000.11(A)%
 Systems   Corp. 3.875% due 7/15/23

Halliburton Co., 6/25/2003 Goldman Sachs  1,000,000   100.00  0.13%(B)
    3.125% due 7/15/23

DST Systems Inc.,8/7/2003 Bancof America Securities 500,000 100.00 0.09%
    4.125% due 8/15/23

Eastman Kodak Co., 10/7/2003 Lehman Brothers  150,000   100.00 0.04%(C)
 Sr. Notes ,3.375% due 10/15/33

Placer Dome Inc., 10/7/2003 Morgan Stanley   100,000   100.00  0.07%(D)
 Sr. Notes   2.750% due 10/15/23



(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the offering.

A - Includes purchases of $250,000 by other affiliated mutual funds and discretionary accounts.
B - Includes purchases of $500,000 by other affiliated mutual funds and iscretionary accounts.
C - Includes purchases of $70,000 by other affiliated mutual funds and discretionary accounts.
D - Includes purchases of $50,000 by other affiliated mutual funds and discretionary accounts.